                                                FILED PURSUANT TO RULE 424(b)(3)
                                                   REGISTRATION NUMBER 333-35249


                               8,348,532 Shares

                              PROSOFTTRAINING.COM
                                 Common Stock


     Shares of common stock of ProsoftTraining.com are being offered for resale by certain of our stockholders by this Prospectus. The Shares being offered include 4,348,810 presently outstanding shares, 1,993,472 shares which are issuable upon exercise of outstanding common stock purchase warrants and 2,006,250 shares which are issuable upon conversion of outstanding convertible promissory notes. The Shares will be sold from time to time by the Selling Stockholders named in this Prospectus through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices, or at privately negotiated prices. We will not receive any of the proceeds from the sale of the Shares, other than the exercise price of any common stock purchase warrants which are exercised.

     The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "POSO." The closing bid price of the Common Stock was $4.25 on February 25, 1999.

                         ______________________________


     Investing in the Common Stock Involves a High Degree of Risk. You Should Purchase Shares Only if You Can Afford a Complete Loss. See "Risk Factors" beginning on Page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                     Prospectus dated March 3, 1999

                             ABOUT THIS PROSPECTUS

     This Prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission (the "SEC"). The Prospectus relates to 8,348,532 shares (the "Shares") of our common stock ("Common Stock") which the selling stockholders named in this Prospectus (the "Selling Stockholders") may sell from time to time. We will not receive any of the proceeds from such sales.

     The Shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this Prospectus. Brokers or dealers should confirm the existence and exemption from registration or effectuate such registration in connection with any offer and sale of the Shares.



                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Risk Factors..............................................................    3
Where You Can Find More Information.......................................    6
Forward-Looking Statements................................................    8
About ProsoftTraining.com.................................................    8
The Offering..............................................................    9
Use of Proceeds...........................................................    9
Selling Stockholders......................................................   10
Plan of Distribution......................................................   13
Experts...................................................................   15

                                  RISK FACTORS

     AN INVESTMENT IN THE SHARES INVOLVES A HIGH DEGREE OF RISK.   YOU SHOULD
CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE BUYING ANY SHARES. YOU SHOULD ALSO BE AWARE OF CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS THAT DO NOT RELATE TO HISTORICAL RESULTS OR FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS, SUCH AS STATEMENTS OF OUR STRATEGIES, PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS, INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS.

Expectation of Continuing Losses

     However, we expect to continue incurring losses on a quarterly basis through at least the second quarter of our fiscal year ending July 31, 1999. We have incurred net losses of approximately $40 million from our inception in December 5, 1995 through July 31, 1998. For the year ended July 31, 1998, we incurred a net loss of $16,525,123. Our ability to generate significant revenues in the future is subject to uncertainty. In order to achieve profitability, we must increase our revenues. We can not assure you that we will be able to increase revenues or achieve profitability.

Uncertainty of Future Capital Requirements

     Since our inception, we have been dependent on outside financing to fund our operations and growth. We began realizing increasing revenues in late fiscal 1998 due to our sales reorganization and refocusing efforts. This shift in our business strategy should result in a reduction in overhead expenses and, if revenues continue to grow as demonstrated in fiscal 1998, we hope to reach quarterly profitability in the second half of fiscal 1999. We believe that our existing resources will be sufficient to meet our needs for working capital expenditures through at least fiscal 1999. However, if we do not achieve profitability and generate positive cash flow as anticipated, our ability to continue as a going concern will be jeopardized unless additional outside financing can be obtained.

Uncertainty of Future Funding

     If we do not achieve profitability and generate positive cash flow as anticipated, we may need additional outside financing. Even if we do achieve profitability and positive cash flow, we may need outside financing to fund further growth of our business. We do not know at this time when we may need additional funds, and we cannot be certain that if we do need additional funds in the future that we will be able to obtain them on terms satisfactory to us, if at all. If we are unable to raise additional funds when necessary, we may have to reduce planned capital expenditures, scale back our operations or growth or enter into financing arrangements on terms which we would not otherwise accept.

Intense Competition in Training Market

     We face substantial competition in the training market. Competition in the Internet/intranet training market is intense, rapidly changing and affected by the rapidly evolving nature of the Internet/intranet industry. A number of other companies offer products and services similar to ours, and additional new competitors may emerge in the near future. Many of our existing competitors have substantially greater capital resources, technical expertise, marketing experience, research and development status, established customers and facilities than we do. As a result, there is a risk that we will not be able to successfully compete with existing and future competitors which would adversely affect our financial performance.

Need to Respond to Rapid Technological Changes

     In our industry, technology advances rapidly and industry standards change frequently. To remain competitive and achieve profitability, we must continually enhance our existing products and services and promptly introduce new products, services and technologies to meet the changing demands of our customers. Our failure to respond to technological changes quickly will adversely affect our financial performance.

Effect of Market Overhang on Stock Price

     Future sales of our Common Stock could depress the market price of our Common Stock. In addition, the perception that such sales will occur could also adversely effect the price. Under this Prospectus, the selling stockholders may sell up to 8,348,532 shares (or approximately 47.8% of the shares of Common Stock currently outstanding). Any such sales, or even the market perception that such sales could be made, may depress the price of the Common Stock.

Volatility of Stock Price

     Our Common Stock has experienced substantial price volatility and such volatility may continue to occur in the future. Additionally, the stock market from time to time experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may also adversely effect the market price of our Common Stock. In addition to such broad market fluctuations, factors such as the following may have a significant effect on the market price of our Common Stock:

     .    Fluctuations in our operating results.

     . The perception by others of our ability to obtain any necessary new financing.

     .    Limited trading market for our Common Stock.

     . Announcements of new ventures or products and services by us or our competitors.

No Foreseeable Dividends

     We have never paid cash dividends and we do not anticipate paying any cash dividends in the foreseeable future. We intend to retain future earnings for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

Year 2000 Issue Risks

     Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process data related to the year 2000. We rely on our systems, applications and devices, including financial systems, registration systems, embedded computer chips, networks and telecommunications equipment.

     We have completed our Year 2000 assessment and determined our financial system needed to be updated at an expected cost of less than $3,000. We expect the update to be completed in fiscal 1999. We have received assurances from our other software vendors that their systems are Year 2000 compliant. In addition, we have conducted an inventory, review and assessment of our personal computers, networks and servers and desktop software applications to determine whether they support Year 2000 date codes and we believe that all are Year 2000 compliant. In the event of an unexpected failure in one of our systems, our employees would be able to continue operations on a manual basis until such systems have been restored to full operating capacity. We estimate that the total cost of our Year 2000 compliance will not be significant.

     We have contacted our key vendors and service suppliers to determine the extent to which we are vulnerable to their failure to address the Year 2000 problem. We have received verbal assurances from these key suppliers that their systems are Year 2000 compliant. Although we do not believe our operations will be significantly disrupted even if third parties with whom we have relationships are not Year 2000 compliant, we cannot guarantee that any Year 2000 compliance problems of our suppliers will not negatively affect our financial performance. If our key suppliers are unable to provide us sufficient quantities of materials or goods as a result of their failure to be Year 2000 compliant, we believe that we can obtain adequate supplies of materials and goods at comparable prices from other sources. Because uncertainty exists concerning the potential costs and effects associated with any Year 2000 compliance, we intend to continue to make efforts to ensure that third parties with whom we have relationships are Year 2000 compliant.

     The Year 2000 problem could also have an effect on our customers. If customers delay or forego purchasing our products based upon Year 2000 related issues, it could affect our operating results. Based upon our evaluation of our current information, we do not believe such an occurrence is likely. However, we cannot control the Year 2000 readiness of third parties and such a risk is possible.

Impact of Certain Anti-Takeover Provisions On Market Value of Stock

     Our Bylaws contain certain provisions that may discourage other persons from attempting to acquire control of us. These provisions include, but are not limited to:

     .    A staggered Board of Directors.

     . The elimination of the right of stockholders to act by written consent without a meeting, except unanimously.

     . The establishment of advance notice requirements for director nominations and actions to be taken at annual meetings.

          Such provisions, as well as the provisions of Section 203 of the Delaware General Corporation Law (to which we are subject), could impede a merger, consolidation, takeover or other business combination involving us or discourage a potential acquiror from making a tender offer or otherwise attempting to take control of us. In certain circumstances, the fact that corporate devices are in place that will inhibit or discourage takeover attempts could reduce the market value of our Common Stock.

                      WHERE YOU CAN FIND MORE INFORMATION

     Federal securities law requires us to file information with the SEC concerning our business and operations. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You can also copy and inspect such reports, proxy statements and other information at the following regional offices of the SEC:

          New York Regional Office       Chicago Regional Office
          7 World Trade Center           Citicorp Center
          Suite 1300                     500 West Madison Street
          New York, NY  10048            Suite 1400
                                         Chicago, IL 60661

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov. You can also inspect our reports, proxy
            -------------------
statements and other information at the offices of the Nasdaq Stock Market.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (File No. 000-21535) and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     . Annual Report on Form 10-K/A for the fiscal year ended July 31, 1998 (including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our 1998 Annual Meeting of Stockholders);

     .    Quarterly Report on Form 10-Q for the quarter ended October 31, 1998

     . The description of our Common Stock contained in the Registration Statement on Form 8-A dated October 11, 1996.

     This Prospectus is part of three Registration Statements we filed with the SEC (Nos. 333-11247, 333-28993 and 333-35249). You may request a free copy of any of the above filings by writing or calling:

                               Investor Relations
                             ProsoftTraining.com
                         2333 North Broadway, Suite 300
                          Santa Ana, California 92706
                            (714) 953-1200, ext. 375

     You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement to this Prospectus. We have not authorized anyone else to provide you with different information. The Selling Stockholders should not make an offer of these Shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement to this Prospectus is accurate as of any date other than the date on the cover page of this Prospectus or any supplement.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus, including the documents incorporated by reference in this Prospectus, contain forward-looking statements which reflected our views at the time the documents were filed regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from historical results or the results we expected at the time of filing. The words "believe," "expect," "anticipate" and similar expressions identify forward-looking statements, which speak only as of the dates on which they were made. We undertake no obligation to publicly update or revise any forward-looking statements, whether it is as a result of new information, future events or otherwise. You should not unduly rely on these forward-looking statements.

                          ABOUT PROSOFTTRAINING.COM

     We provide comprehensive Internet skills training courses, Internet skills certification programs and instructors to teach the training courses and certification. We offer more than 50 instructor-led Internet skills courses ranging from 1-day end-user workshops to 10-day certification programs. Our Certified Internet Webmaster Program creates the professional skills required to develop and implement e-business solutions in the Internet age. Our certification testing program is administered worldwide by testing leader Sylvan Prometric. We also sell our courseware to Authorized Training Center Resellers.

     We originally incorporated in Nevada in March 1985 as Tel-Fed, Inc. Our business was initially operated as a sole proprietorship (the "Proprietorship") beginning in February 1995. In December 1995, ProSoft Development Corp., a California corporation ("Old ProSoft") was incorporated and acquired the business from the Proprietorship effective January 1, 1996. In March 1996, we entered into a reorganization (the "Reorganization") with Old ProSoft and the Old ProSoft shareholders. In the Reorganization, we issued shares of our Common Stock to the Old ProSoft shareholders in exchange for their shares of Old ProSoft and changed our name to ProSoft Development, Inc. As a result, Old ProSoft became our wholly-owned subsidiary. From our incorporation until the Reorganization, we had no significant operations. We changed our name to Prosoft I-Net Solutions, Inc. in October 1996 and to prosofttraining.com in January 1999.

     Under applicable accounting rules, for financial statement purposes, we are required to account for the Reorganization as an acquisition of us by Old ProSoft, with the additional shares held by our prior shareholders reflected as a recapitalization of Old ProSoft. As a result, the consolidated financial statements incorporated by reference in this Prospectus for ProsoftTraining.com reflect, for the period prior to the Reorganization, the operations of Old ProSoft. Financial statements of the Proprietorship are also incorporated by reference herein. Our executive offices are located at 3001 Bee Caves Road, Suite 100, Austin, Texas 78746, and our telephone number is (512) 328-6140.

                                  THE OFFERING

Common Stock Offered by the Selling
Stockholders........................  8,348,532 shares(1)

Common Stock to be outstanding after
this Offering.......................  17,471,037 shares(1)(2)
Use of Proceeds.....................  Other than the exercise price of the common stock purchase warrants
                                      ("Warrants") which are exercisable, we
                                      will receive none of the proceeds from the
                                      sale of shares by the Selling
                                      Stockholders. We would receive gross
                                      proceeds of approximately $3,000,000 if
                                      all of the Warrants are exercised. Any
                                      proceeds we receive will be utilized for
                                      working capital and general corporate
                                      purposes.
NASDAQ SmallCap Symbol..............  POSO

____________________

(1) Includes 1,993,472 shares issuable upon exercise of the Warrants and 2,006,250 shares issuable upon conversion of outstanding convertible promissory notes.

(2) Does not include 2,333,027 shares reserved for issuance upon the exercise of outstanding stock options.


                                USE OF PROCEEDS

     Other than the exercise price of such of the Warrants as may be exercised, we will not receive any proceeds from the sale of Shares by the Selling Stockholders. Holders of the Warrants are not obligated to exercise their Warrants, and there can be no assurance that they will choose to exercise all or any of their Warrants. The gross proceeds to us in the event that all of the Warrants are exercised would be approximately $3,000,000. Proceeds we receive, if any, will be utilized for working capital and general corporate purposes.

                              SELLING STOCKHOLDERS

     All of the Shares offered by this Prospectus are being offered by the Selling Stockholders for their own respective accounts. Substantially all of the Selling Stockholders purchased their Shares in private placement investments in us or Old Prosoft which we believe were exempt from the registration requirements of federal securities law under the Regulation D private placement exemption. The following table sets forth certain information as of February 1, 1999 with respect to the Selling Stockholders:


                                                                   Shares             Shares             Shares
              Name of Selling Stockholder                    Beneficially Owned      Covered       Beneficially Owned
--------------------------------------------------------          Prior to              By             after the
                                                                  Offering          Prospectus        Offering(1)
                                                                  --------          ----------        -----------
AGAPE International Center of Truth                                  4,000               4,000                  0
Anderson, Erik T.                                                    6,188               6,188                  0
Baco, Raymundo C.                                                    8,840               8,840                  0
Baird, Jerrell M. (2)                                              245,500             112,500            133,000(3)
Betlem Service Corporation                                           9,524               9,524                  0
Brown, David H.                                                     70,000              70,000                  0
Bussell, Mark                                                       55,000              55,000                  0
Bustin & Co.                                                        12,750              12,750                  0
Cahill, John                                                       150,000              50,000            100,000(3)
Calamitous L.C.                                                     15,000              15,000                  0
Charles Schwab and Company
  FBO Matthew Linsey                                                56,250              56,250                  0
Clark Fork Medical Associates, P.C. 401(K)
Profit Sharing Plan                                                  2,000               2,000                  0
Clark Fork Medical Assn. Trust                                      22,500              22,500                  0
Common Sense Partners                                               14,286              14,286                  0
Corbin, Brooks A.(4)                                               168,708(5)            2,333            166,375(3)
Cranshire Capital, L.P.                                            328,869             328,869                  0
D'Ambrosio, Louis J.                                                56,250              56,250                  0
Davis, Anne T.                                                       5,378               5,378                  0
Davis, Gart D.                                                     161,888             161,888                  0
DiSanto, Frank J.                                                   57,142              57,142                  0
DLJSC FBO Franklin Coffey                                           40,000              40,000                  0
Dorton, David                                                       15,000              15,000                  0
Dowling, Benjamin                                                      300                 300                  0
Eagle Growth Limited Partnership                                   225,000             225,000                  0
Ebbets Field International, Ltd.                                   281,250             281,250                  0
EGS Securities                                                       6,666               6,666                  0
F&S Partnership                                                     25,000              25,000                  0
Fidelity Management Trust Co. FBO
  Donald Holcomb IRA                                                50,000              50,000                  0
Fidelity Management Trust Co. FBO
 John Ryan IRA                                                      25,000              25,000                  0
Fidelity Management Trust Co. FBO
  David I. Perl IRA(6)                                              41,249              10,000             31,249(3)

                                                                   Shares             Shares             Shares
              Name of Selling Stockholder                    Beneficially Owned      Covered       Beneficially Owned
--------------------------------------------------------          Prior to              By             after the
                                                                  Offering          Prospectus        Offering(1)
                                                                  --------          ----------        -----------
Fliege, James Ritchie                                               28,125              28,125                  0
Franklin, William I.                                               109,250             109,250                  0
Fuller, J. William (7)                                              25,641              25,641                  0
Fuller, Joyce                                                       25,000              25,000                  0
General Electric Pension Trust, Trustees                           408,164             408,164                  0
Geren, Preston M. III, Trustee                                     106,250             106,250                  0
Gladstein, Gary                                                     56,250              56,250                  0
Glenn E. White Trust                                                19,048              19,048                  0
Gramm, Colton                                                       28,125              28,125                  0
Investor Contacts Ltd.                                              80,666              80,666                  0
JMB/FEB Partners                                                    10,417              10,417                  0
J.M. Bryan Family Trust                                             10,416              10,416                  0
Judkins, Bary                                                        5,000               5,000
Ketcher, Frederick                                                  56,250              56,250                  0
Keyway Investments Limited                                          76,200              76,200                  0
Khaled, Michael E.                                                 234,800(5)           25,000            209,800(8)
King, Bradley J.                                                     6,188               6,188                  0
Kopor, Betsy                                                           500                 500                  0
Korn, Jeffrey G. (9)                                                78,000              20,000             58,000(3)
Luntz, Jerry                                                         2,770               2,051                713(3)
MacNamara, John                                                    150,000              50,000            100,000(3)
McDivitt, Kathleen                                                   6,188               6,188                  0
Mock, David                                                        130,700(5)          130,700                  0
Montesi, Terry                                                      84,375              84,375                  0
Morgan Guaranty Trust Company of New York, as                      214,744             214,744                  0
 Investment Manager for the Alfred F. Sloan
 Foundation (Multi-Market Account) (10)
Morgan Guaranty Trust Company of New York, as                      214,744             214,744                  0
 Trustee of the Multi-Market Special Investment Trust
 Fund of Morgan Guaranty Trust Company of
 New York (10)
Morgan Guaranty Trust Company of New York, as                    1,040,959           1,040,959                  0
 Trustee of the Commingled Pension Trust Fund
 (Multi-Market Special Investment Fund II) of Morgan
 Guaranty Trust Company of New York (10)
Morgan Guaranty Trust Company of New York, as                      605,297             605,297                  0
 Trustee of the Commingled Pension Trust Fund
 (Multi-Market Special Investment Fund 1) of Morgan
 Guaranty Trust Company of New York (10)
Morning Star Partners                                                8,333               8,333                  0
Olafson, Gregory                                                   100,000(5)           55,000             45,000(3)
Pabrai, Tina Malkai                                                279,896             279,896                  0


                                                                   Shares             Shares             Shares
              Name of Selling Stockholder                    Beneficially Owned      Covered       Beneficially Owned
--------------------------------------------------------          Prior to              By             after the
                                                                  Offering          Prospectus        Offering(1)
                                                                  --------          ----------        -----------

Pabrai, Uday Om(11)                                                459,860             459,860                  0
PAL Employer Services, Inc.                                          8,000               8,000                  0
Peninsula Fund L.P.                                                202,083             202,083                  0
Peterson, Melvin D.                                                  5,000               5,000                  0
Quota Rabbico N.V.-Shapiro                                         168,750             168,750                  0
Redmond, Richard & Diana                                            20,000              20,000                  0
Richardson, Eric W. (12)                                           140,166(5)            2,666            137,500(3)
Richardson, William E. (13)                                        123,750(5)           25,000             98,750(3)
Ropar LLC                                                           30,000              30,000                  0
Rosen, Harvey                                                      160,000             160,000                  0
Rousseau, Darren A.                                                  2,620               2,620                  0
Ruenitz & Associates                                                28,125              28,125                  0
Schmidt Family Trust                                                20,000              20,000                  0
Service Master Company Limited Partnership                         142,857             142,857                  0
Service Master Venture Fund, LLC                                   562,500             562,500                  0
Shapiro, Steven                                                     22,500              22,500                  0
Siegfried & Jenson 401K Plan
  FBO Michael R. Richman                                             5,000               5,000                  0
Siegfried & Jenson 401K Plan
  FBO Ned Siegfried                                                 10,000              10,000                  0
Siegel, Richard                                                     28,125              28,125                  0
Stallman, Andrew (14)                                              131,834              15,000            116,834(3)
Suleiman, Anver                                                     10,978               8,126              2,852(3)
Suleiman, John                                                       5,892               4,364              1,528(3)
Travelers Indemnity Co.                                            285,714             285,714                  0
Trimble, Kelly                                                     148,450(5)           56,250             92,200(3)
Turnbow Investment Co. L.C.                                          5,625               5,625                  0
Turnbow, Lynn                                                      191,250             191,250                  0
Vanderhoof, Clark D.                                                10,000              10,000                  0
Vanderhoof, Michael D.                                             324,490(5)          127,500            196,990(15)
VanZandt, Gloria                                                   22,500              22,500                  0
Whittal Company Limited                                             19,100              19,100                  0
Williams, David R.                                                  10,000              10,000                  0
Wilson, D. Ross                                                     10,000              10,000                  0
WWW Internet Fund                                                  162,500             162,500                  0
                                                                ----------          ----------         ----------
                                                                 9,839,323(16)       8,348,532(17)      1,490,791
                                                                ==========          ==========         ==========

____________________

(1) Assumes that each Selling Stockholder sells all of the Shares to which this Prospectus relates.

(2)   Mr. Baird is Chairman of the Board and Chief Executive Officer of the
      Company.
(3)   Represents less than 1% of our shares after this offering.
(4)   Mr. Corbin is a former officer of the Company.
(5) These Selling Stockholders have agreed generally not to sell, under this Prospectus, more than 1% of their respective Shares held as of November 27, 1996 for each month that elapses after that date unless our consent is obtained.
(6)   Mr. Perl is Chief Operating Officer of the Company.
(7)   Mr. Fuller is a Director of the Company.


(8)   Represents 1.2% of our shares after this offering.

(9)   Mr. Korn is a Director of the Company.

(10) J.P. Morgan & Co., Incorporated is the ultimate parent of the trustee of each of these stockholders.

(11)  Mr. Pabrai is Vice Chairman and Chief Technology Officer of the Company.


(12)  Mr. Eric Richardson is a former officer of the Company.

(13) Mr. William Richardson is a former member of the Board of Directors of the Company.

(14)  Mr. Stallman is a Director of the Company.

(15)  Represents 1.1% of our shares after this offering.

(16) Includes 571,458 shares subject to currently exercisable options, 1,993,472 shares subject to currently exercisable warrants and 2,006,250 shares issuable upon conversion of promissory notes of the Company.

(17) Includes 1,993,472 shares subject to currently exercisable warrants and 2,006,250 shares issuable upon conversion of promissory notes of the Company.

                              PLAN OF DISTRIBUTION

      We are registering the Shares on behalf of the Selling Stockholders. As used in this Prospectus, the term "Selling Stockholder" includes donees and pledgees selling Shares received from a named Selling Stockholder after the date of this Prospectus. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by us. The Selling Stockholders will pay any brokerage commissions or similar selling expenses attributable to the sale of the Shares. The Selling Stockholders may effect sales of Shares from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may involve brokers or dealers.

      The Selling Stockholders may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The Selling Stockholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 (the "Securities Act"), and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each Selling Stockholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

      The Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act because they may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. We have informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

      Selling Stockholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

      Upon notification to us by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealers, (ii) the number of Shares involved, (iii) the price at which such Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (v) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction. In addition, upon notification to us by a Selling Stockholder that a donee or pledgee intends to sell more than 500 Shares, a supplement to this Prospectus will be filed.

                                    EXPERTS

     The consolidated financial statements of the Company as of July 31, 1998, and for the year ended July 31, 1998, appearing in our Annual Report on Form 10-K for the year ended July 31, 1998, have been audited by Grant Thornton, LLP, Independent Auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of July 31, 1997, and for the year ended July 31, 1997 and the period from December 8, 1995 (date of incorporation) to July 31, 1996, included in our Annual Report on Form 10-K for the year ended July 31, 1998, as set forth in their report, which is incorporated in this prospectus by reference. Our consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

     The financial statements of Professional Development Institute as of December 31, 1995, and for the period from February 1, 1995 (date of inception) to December 31, 1995, appearing in our Annual Report on Form 10-K for the year ended July 31, 1998, have been audited by Kelly & Company, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.